SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 23, 2006

UNITED RENTALS, INC.

UNITED RENTALS (NORTH AMERICA), INC.

(Exact name of Registrants as Specified in their Charters)

Delaware	001-14387	06-1522496
Delaware	001-13663	06-1493538
(States or Other Jurisdiction of Incorporation)	(Commission file Numbers)	(IRS Employer Identification Nos.)

Five Greenwich Office Park, Greenwich, CT 06830

(Address of Principal Executive Offices) (Zip Code)

Registrants’ telephone number, including area code (203) 622-3131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

As previously disclosed, the company has agreed with its bondholders that the company would periodically furnish specified consolidated unaudited interim financial information. Such consolidated financial information as of and for the month ended February 28, 2006 is set forth below:

Month Ended February 28, 2006
(dollars in millions)
Total revenue	$260.3
Net cash provided by operating activities	$100.7
Purchases of rental equipment	$87.5
Purchases of property and equipment	$9.2
Dollar utilization	58.5%

As of February 28, 2006
(in millions)
Total debt	$2,931.3
Cash position plus borrowing availability *	$1,045.2

*	Includes full availability under the company’s $200 million accounts receivable securitization facility. In the event the company’s long-term senior secured ratings are downgraded below B2 by Moody’s Investors Service, Inc. or below B+ by Standard & Poor’s, this facility is subject to termination. The company’s current long-term senior secured ratings are B2 by Moody’s Investors Service, Inc. and BB- by Standard & Poor’s. The cash position as of February 28, 2006 was $369.9 million and includes $75 million which the company maintains in an investment account for a traffic control subsidiary. The withdrawal of funds from this account would disqualify such subsidiary from conducting traffic control business with the state of Florida.

The company’s results for the month ended February 28, 2006 have not been finalized and, consequently, the financial information set forth above is preliminary and subject to such changes as may determined by the company to be appropriate in connection with, among other things, the previously announced SEC inquiry, internal company reviews, and restatements of financial results from prior periods.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 23rd day of March, 2006.

UNITED RENTALS, INC.

By:	/s/ MARTIN E. WELCH
Name:	Martin E. Welch
Title:	Chief Financial Officer

UNITED RENTALS (NORTH AMERICA), INC.

By:	/s/ MARTIN E. WELCH
Name:	Martin E. Welch
Title:	Chief Financial Officer